EXHIBIT 23.32

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Sebastián Ramírez Cuadra, P. Geo., Registered Member of the Chilean Mining Commission, Resources Geologist, Yamana Gold Inc., hereby consent to the use of my name in connection with the reference to the mineral resource estimates for the El Peñón Mine as at December 31, 2013 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

YAMANA GOLD INC.

By:	/s/ Sebastián Ramírez Cuadra
Name:	Sebastián Ramírez Cuadra, P. Geo., Registered Member of the Chilean Mining Commission
Title:	Resources Geologist

October 6, 2014